UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
January 24, 2008
LINDSAY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-13419	47-0554096

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2707 North 108th Street Suite 102 Omaha, Nebraska	68164

(Address of principal executive offices)	(Zip Code)
                     (402) 428-2131
(Registrant’s telephone number, including area code)
                            Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     Lindsay Corporation (the “Company”) entered into an unsecured $30.0 million Revolving Credit Note and Revolving Credit Agreement, each effective as of January 24, 2008, with Wells Fargo Bank, N.A. (collectively, the “Revolving Credit Agreement”). The borrowings from the Revolving Credit Agreement will primarily be used for working capital purposes and funding acquisitions. The Company borrowed an initial amount of $15,000,000 under the Revolving Credit Agreement to partially fund the acquisition of Watertronics, Inc.
     Borrowings under the Revolving Credit Agreement bear interest at a rate equal to LIBOR plus 50 basis points. Interest is repaid on a monthly to quarterly basis depending on loan type. Unpaid principal and interest is due by January 23, 2010, which is the termination date of the Revolving Credit Agreement.
     The Revolving Credit Agreement contains certain covenants, including covenants relating to the Company’s financial condition. Upon the occurrence of any event of default specified in the Revolving Credit Agreement, including a change in control of the Company (as defined in the Revolving Credit Agreement), all amounts due thereunder may be declared to be immediately due and payable.
     Copies of the Revolving Credit Note and Revolving Credit Agreement are filed as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
Exhibits

10.1	Revolving Credit Note, dated January 24, 2008, by and between the Company and Wells Fargo Bank, N.A.

10.2	Revolving Credit Agreement, dated January 24, 2008, by and between the Company and Wells Fargo Bank, N.A.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 29, 2008	LINDSAY CORPORATION
	By:	/s/ David Downing
David Downing, Senior Vice President and
Chief Financial Officer